UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 7, 2017

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Wednesday, June 7, 2017, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the two nominees for Class II director named herein to hold office until the 2020 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2018.

3.	To approve, on an advisory basis, executive compensation.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement for our Annual Meeting of Shareholders and the 2017 Annual Report and form of proxy are being made available to shareholders on or about April 27, 2017. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 13, 2017. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 27, 2017

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 27, 2017, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on Wednesday, June 7, 2017, at 9:00 a.m. Pacific Time at the Company’s offices located at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 13, 2017. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2017 Annual Report to Shareholders for the fiscal year ended January 31, 2017. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2017 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 13, 2017. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, George Laplante and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 13, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 33,531,357 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 13, 2017. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 13, 2017, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class II Director or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 6, 2017 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 6, 2017 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive the Notice of Internet Availability from that organization rather than from Ambarella. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are three matters scheduled for a vote at the Annual Meeting:

•	Election of the two (2) directors named as nominees for Class II director in this Proxy Statement to hold office until the 2020 Annual Meeting of Shareholders;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018; and

•	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

•	FOR each of the two (2) nominees for Class II director named herein to hold office until the 2020 annual meeting of shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018; and

•	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the two (2) nominees for Class II director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval, including the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018, require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 33,531,357 shares outstanding and entitled to vote. As a result, shareholders holding at least 16,765,679 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (approval of the advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1 or Proposal 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1 or Proposal 3.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the director, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the

Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2017 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has seven (7) members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Dr. Chenming C. Hu and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the annual meeting of shareholders to be held in 2019.

•	Class II directors are Leslie Kohn, D. Jeffrey Richardson and Lip-Bu Tan and their current terms will expire at the upcoming Annual Meeting.

•	Class III directors are Christopher B. Paisley and Andrew W. Verhalen and their current terms will expire at the annual meeting of shareholders to be held in 2018.

In January 2017, Mr. Tan notified us of his intent not to stand for re-election when his current term expires at the upcoming Annual Meeting. The Board, upon the recommendation of the nominating and corporate governance committee, selected Mr. Kohn and Mr. Richardson as nominees for election as Class II directors at the Annual Meeting and there will be one (1) vacancy on the Board. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two (2) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The two (2) nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors and will serve until the annual meeting of shareholders to be held in 2020 or until their successors are elected and qualified.

The names of the nominees for election as Class II directors, who have been nominated by the Board, and the names of the continuing and non-continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class II Directors	Age	Position(s)
Leslie Kohn	60	Chief Technology Officer and Director
D. Jeffrey Richardson (1)(2)(3)	52	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Leslie Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until LSI’s acquisition by Avago Technologies Company in May 2014, including serving as LSI’s Executive Vice President and General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company, and also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2011 to October 2013, when Volterra was acquired by Maxim Integrated Products, Inc. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and as a board member of Lattice and Volterra.

Names of Continuing Directors	Age	Position(s)
Chenming C. Hu, Ph.D. (1)(2)	69	Director
Christopher B. Paisley (1)	64	Director
Andrew W. Verhalen (2)(3)(4)	61	Director
Feng-Ming (Fermi) Wang, Ph.D.	53	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Will become lead independent director following the 2017 Annual Meeting

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976 Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu also serves on the board of directors of Inphi Corporation, a fabless semiconductor company. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010, Fortinet, Inc. from 2012 to 2015, MoSys, Inc. from January 2005 to June 2010, and SanDisk Corporation from 2009-2016, when it merged with Western Digital Corporation. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, Fitbit, Inc., a provider of fitness wearable devices, Fortinet, Inc., a provider of unified threat management solutions, and YuMe, Inc., a digital media advertising company. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley has developed expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 15 years of outside board experience, which includes serving as audit committee chairman, at numerous public and private companies.

Andrew W. Verhalen has been a member of our Board since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, a M.Eng. degree and a M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our Board, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002 when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Name of Non-Continuing Director	Age	Position(s)
Lip-Bu Tan (1)(2)	57	Director

(1)	Member of Nominating and Corporate Governance Committee
(2)	Current Lead Independent Director

Lip-Bu Tan has been a member of our Board since January 2004. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., Hewlett Packard Enterprise, an information technology enterprise company, and Semiconductor Manufacturing International Corporation, a semiconductor manufacturing company. He previously served on the board of directors of Inphi Corporation, a semiconductor corporation, from 2002 to 2012, Flextronics International Ltd. from 2003 to 2012, and SINA Corporation from 1999 to 2015. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco. Mr. Tan chose not to stand for re-election to the Board following the end of his current term, which expires at the 2017 Annual Meeting. Mr. Tan currently serves on several boards of directors and wanted to decrease his number of directorships.

Vote Required

The two (2) nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors. Unless otherwise indicated, all proxies received will be voted “FOR” the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class II directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of seven members. The Board and its committees met throughout the year on a set schedule and held special meetings from time to time as appropriate. The Board held four meetings during the 2017 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his tenure in fiscal year 2017. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Chenming Hu, Christopher Paisley, Jeffrey Richardson, Lip-Bu Tan, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Ambarella. Feng-Ming Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technical Officer, are not independent directors by virtue of their employment with Ambarella.

In evaluating Mr. Tan’s independence, the Board considered Mr. Tan’s position as President and Chief Executive Officer of Cadence Design Systems, Inc., or Cadence, with whom we have an agreement to provide us with automated engineering design tools. However, the Board noted that Mr. Tan did not derive any direct or indirect material benefit from such agreement, Mr. Tan did not participate in the negotiation of the agreement and our Board believes that such agreement is in our best interest and on terms no less favorable than could be obtained from other third parties. In addition, the Board noted that the dollar amounts of payments to Cadence pursuant to the agreement will not constitute a material percentage of the revenue of Cadence, or of our revenue or total operating expenses.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The lead independent director presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities. Mr. Tan has served as our lead independent director since our initial public offering, but his term as a director will end at our upcoming Annual Meeting and he has decided not to stand for re-election. The Board has appointed Andrew Verhalen to replace Mr. Tan as our lead independent director following the upcoming Annual Meeting. The Board has determined that Mr. Verhalen qualifies as an independent director under the rules of NASDAQ.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com. Each committee has the composition and responsibilities described below.

Audit Committee

The audit committee is currently composed of three directors: Mr. Paisley, Dr. Hu and Mr. Richardson. Mr. Paisley serves as the chairman of the committee. The audit committee met five times during fiscal year 2017.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, as well as his service on the audit committees of other publicly traded companies. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of three directors: Mr. Verhalen, Dr. Hu and Mr. Richardson. Mr. Verhalen currently serves as the chairman of the committee. Mr. Richardson replaced Mr. Tan on the Compensation Committee during the third quarter of our fiscal year 2017. Following the upcoming Annual Meeting, Mr. Richardson will replace Mr. Verhalen as chairman of the committee. The compensation committee formally met five times during fiscal year 2017, and also met informally on several occasions to review matters relevant to the compensation of our executive officers.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of three directors: Mr. Tan, Mr. Richardson and Mr. Verhalen. Mr. Tan currently serves as the chairman of the committee. Following the upcoming Annual Meeting, Mr. Verhalen will replace Mr. Tan as chairman of the committee as Mr. Tan’s term as a director will end. The nominating and corporate governance committee met one time during fiscal year 2017.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, Dr. Hu, Mr. Richardson, Mr. Tan and Mr. Verhalen served as members of the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NASDAQ.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer

and Senior Financial Officers is available to shareholders on Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2018, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2016 and 2017, respectively:

	Fiscal Year Ended January 31,
	2017 ($)	2016 ($)
Audit Fees (1)	1,258,100	1,229,250
Audit-Related Fees	—	—
Tax Fees (2)	50,000	54,240
All Other Fees (3)	1,800	1,800
Total Fees	1,309,900	1,285,290

(1)	Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2017 and 2016 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our interim consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, services rendered in connection with registration statements on Form S-8, comfort letters and other matters related to the SEC.
(2)	Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2017 and January 31, 2016 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business.
(3)	All Other Fees consists of fees for access to online accounting and tax research software applications and data.

All fees described above were approved by the audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The audit committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

[1]	The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2015, the Company’s shareholders approved soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 25, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the follow resolution:

RESOVLED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the Proxy Statement furnished for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Plan (1)	941,148	(4)	$6.69	0
2012 Equity Incentive Plan (2)	2,660,437	(5)	$40.14	1,566,103
2012 Employee Stock Purchase Plan (3)	—		$—	1,252,465
Equity compensation plans not approved by security holders	—		$—	—
TOTAL:	3,601,585		$21.66	2,818,568

(1)	Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. A total of 941,148 ordinary shares are reserved for issuance under the 2004 Plan pursuant to outstanding options. As a result of our initial public offering in October 2012 and the adoption of the 2012 Equity Incentive Plan at that time, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan prior to our initial public offering continue to be governed by their existing terms.
(2)	Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. A total of 1,104,445 ordinary shares were initially authorized for issuance under the 2012 Plan. Shares reserved for issuance under the 2004 Plan that were not subject to outstanding awards at the completion of our initial public offering or which are subject to awards granted under the 2004 Plan and subsequently expire, terminate or are forfeited to us, are added to the 2012 Plan. In addition, the 2012 Plan provides that the number of ordinary shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 3,500,000 ordinary shares, (ii) four and one-half percent (4.5%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such lesser number of ordinary shares determined by the Board.
(3)	Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.
(4)	Consists of 14 shares granted as restricted stock units and options to purchase 941,134 shares.
(5)	Consists of 1,898,044 shares granted as restricted stock units and options to purchase 762,393 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
The Vanguard Group (2)	1,980,457	5.93%

Named Executive Officers:
Feng-Ming (Fermi) Wang (3)	648,442	1.92%
Leslie Kohn (4)	916,724	2.74%
George Laplante (5)	147,154	*
Yun-Lung (Michael) Chen (6)	45,212	*
Christopher Day (7)	25,114	*

Directors:
Chenming C. Hu (8)	34,395	*
Christopher B. Paisley (9)	37,396	*
D. Jeffrey Richardson (10)	24,742	*
Lip-Bu Tan (11)	26,666	*
Andrew W. Verhalen (12)	64,256	*

All named executive officers and directors as a group (10 persons) (13)	1,970,101	5.80%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2017. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,384,321 of our ordinary shares outstanding on March 1, 2017. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2017 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2017 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Pursuant to a Schedule 13G dated February 9, 2017 filed with the SEC, The Vanguard Group reported that as of December 31, 2016 it had sole voting power over 37,721 shares, shared voting power over 3,422 shares, sole dispositive power over 1,940,892 shares, and shared dispositive power over 39,565 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Includes (i) 365,390 shares that Dr. Wang has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and (ii) 10,500 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(4)	Includes (i) 17,620 shares that Mr. Kohn has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and (ii) 6,475 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.

(5)	Includes (i) 50,653 shares that Mr. Laplante has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and (ii) 5,469 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(6)	Includes (i) 24,268 shares that Mr. Chen has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and (ii) 3,708 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(7)	Includes (i) 2,033 shares that Mr. Day has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and (ii) 2,057 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(8)	Includes (i) 6,667 shares that Dr. Hu has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options, and (ii) 726 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(9)	Includes (i) 25,777 shares that Mr. Paisley has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options, and (ii) 726 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(10)	Includes (i) 13,054 shares that Mr. Richardson has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options, and (ii) 1,143 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(11)	Includes (i) 18,055 shares that may be acquired pursuant to stock options exercisable within 60 days of March 1, 2017, (ii) 726 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award, and (iii) 464 shares held by the Lip-Bu Tan & Ysa Loo Trust. Mr. Tan disclaims beneficial ownership of any shares held by the Lip-Bu Tan & Ysa Loo Trust except to the extent of any pecuniary interest therein.
(12)	Includes (i) 11,110 shares that Mr. Verhalen has a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options, (ii) 726 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award, and (iii) 1,700 shares held in family trusts.
(13)	Includes an aggregate of 566,883 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2017 pursuant to outstanding options and restricted stock unit awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Ambarella’s directors and executive officers, and persons who own more than ten percent of a registered class of Ambarella’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of Ambarella. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Ambarella with copies of all Section 16(a) forms they file. To Ambarella’s knowledge, based solely on a review of the copies of the reports furnished to Ambarella and written representations that no other reports were required, during the fiscal year ended January 31, 2017, we believe that our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2016 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

License Agreements with Cadence Design Systems, Inc.

In fiscal year 2008, Ambarella entered into a master software license agreement with Cadence Design Systems, Inc., or Cadence. A member of our Board, Lip-Bu Tan, is also the Chief Executive Officer, President and a director of Cadence. Our Board has noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements. From time to time, Ambarella has added additional software license commitments its existing software license agreement. The Company is committed to pay an aggregate amount of $10.3 million to Cadence through November 2019.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2017. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	53	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie Kohn	60	Chief Technology Officer and Director
George Laplante	65	Chief Financial Officer
Yun-Lung (Michael) Chen	52	Vice President, Business Development
Christopher Day	53	Vice President, Marketing and Business Development

Feng-Ming (Fermi) Wang, Ph.D. and Leslie Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class II Directors” above.

George W. Laplante has served as our Chief Financial Officer since March 2011. From May 2009 to March 2011, Mr. Laplante served as a management consultant and interim chief financial officer to several private technology companies. From March 2007 to May 2009, Mr. Laplante served as the Chief Financial Officer and Secretary of Santur Corporation, a manufacturer of laser technology for the communications industry. From September 2000 to December 2006, Mr. Laplante served as the Chief Financial Officer and Secretary of 2Wire, Inc., a provider of broadband services platforms. Prior to joining 2Wire, Mr. Laplante held finance and management positions at Action Computer Supplies Holdings Plc., ACS Distribution, Inc., Arneson Marine, Inc., Molecular Computer, and Televideo Systems, Inc. Mr. Laplante began his career as a CPA with Arthur Andersen & Company. Mr. Laplante holds a B.A. degree in Economics from Southern Connecticut State College and a Masters in Accountancy from Bowling Green State University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2017, ended January 31, 2017, who were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
George Laplante	Chief Financial Officer
Leslie Kohn	Chief Technology Officer
Christopher Day	Vice President, Marketing and Business Development
Yun-Lung (Michael) Chen	Vice President, Business Development

The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2017.

Executive Summary

Pay for Performance. The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of our NEOs’ compensation opportunity is based on variable pay.

Fiscal Year 2017 Business Highlights. We are a leading developer of semiconductor processing solutions for video that enable high-definition, or HD, video capture, analysis, sharing and display. Our system-on-a-chip, or SoC, designs fully integrate HD video processing, image processing and analysis, audio processing and system functions onto a single chip, delivering exceptional video and image quality at high compression rates, differentiated functionality and low power consumption. Our technology platform is designed to be easily scalable across multiple applications and enable rapid and efficient product development. Our platform enables the creation of high-quality video content in wearable cameras, automotive recording cameras, professional and consumer IP security cameras, cameras incorporated into drones, and virtual reality cameras, also referred to as 360° cameras. While our revenue growth in the last three years has been driven primarily by specialized video and image capture devices such as wearable sports cameras, automotive aftermarket cameras, IP security cameras and drones, we believe our long-term success will be dependent upon moving beyond our traditional markets. To this end, we have made substantial progress in the development of our computer vision technology, which we believe will provide us with significant opportunities in both our current markets as well as new markets.

In fiscal year 2017, we achieved several significant business results, including

•	Annual revenues of $310 million and cash flows from operating activities of $113 million;

•	Continuing to diversify the Company’s business outside of sports action cameras, including strong growth in revenue from the drone and home security and monitoring markets;

•	Introducing our H22 SoC, which enables low power 4K UHD, targeting 4K drones, wearable cameras and other small form-factor applications requiring extended battery life;

•	Releasing our H3 SoC, which supports 8K UHD AVC video resolution at 30 frames per second, for high-end drones and multi-sensor video cameras;

•	Releasing our A9AQ SoC, our first automotive-qualified SoC for automotive e-mirror and surround-view applications; and

•	Completing the design of our first computer vision SoC.

Fiscal Year 2017 Executive Compensation Highlights. Our executive compensation program is designed to motivate, engage, and retain a talented executive leadership team and to appropriately reward them for their contributions to our business. In fiscal year 2017, the compensation committee undertook a holistic review of our executive compensation programs, resulting in several changes. The largest portion of our executives’ compensation continues to be variable and tied directly to the achievement of annual and longer-term strategic and financial goals. Key compensation highlights from fiscal 2017 include:

•	No increase in salary: We did not provide NEOs with salary increases as we continue to emphasize the importance of incentive compensation.

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Annual bonus pool paid out below target: Overall payout was approximately 95% of target. Revenue performance, which comprised 50% of the weighting of performance goals, was below target. Operating income performance, which also comprised 50% of the weighting, was above target. We set a difficult 8% revenue growth target despite certain challenging conditions the company faced going into fiscal 2017. Ultimately, the Company fell short of the stretch revenue goal, and bonuses were paid out below target.

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No discretionary annual bonus pool: In previous years, the Company utilized two bonus pools – one tied to corporate financial goals and one that the compensation committee could allocate to executives at its discretion. In fiscal 2017, the Company eliminated the discretionary bonus pool and does not intend to use a separate discretionary bonus pool going forward.

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No annual equity grants made as compensation for fiscal 2017: Historically, we approved equity awards for executives in our third fiscal quarter. During fiscal 2017, we decided to make executive grants at the beginning of the fiscal year going forward. As a result, there was an approximate 18-month gap between executive grants, and no annual equity grants were made in fiscal 2017.

•	Payout of fiscal 2016 performance awards: Two fiscal year 2016 performance-based programs had performance certified in fiscal 2017.

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Special CEO Option Award: In October 2015, as part of fiscal 2016 compensation, we established a program under which our CEO could be granted a special option award. The one-time grant was established to reward our CEO for the Company’s exceptional performance to date in fiscal 2016 and to align our CEO’s compensation with chief executive officers of our compensation peers. The award was designed such that it would only vest if fiscal 2016 revenue and net income met or exceeded the operating plan. Due to the Company’s strong performance in fiscal 2016, this award was granted in fiscal 2017 and is shown in the grants of plan based awards table below as fiscal 2017 compensation, although it was intended to compensate for fiscal 2016.

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Performance-Based RSUs: In October 2015, as part of fiscal year 2016 compensation program, we also established a performance-based equity pool for executives that potentially would pay out in RSUs. A total of 70% of the program was based on the Company’s 2016 performance and 30% was based on 2017 performance. The 2017 portion of the pool had a threshold of 15% revenue growth for fiscal year 2017, which the Company believed would be challenging to achieve when the program was established. We did not achieve the 15% revenue growth target in fiscal 2017 and, as a result, no RSUs for 2017 performance were awarded.

•	Enhanced focus on long-term performance in fiscal 2018 equity design: Beginning in fiscal 2018, we will be granting equity using a new framework which places greater emphasis on long-term performance.

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Performance Framework to Size Fiscal 2018 Award: The target equity pool for executives, which includes both restricted stock with time-based vesting and performance-based restricted stock awards, can be adjusted up or down from target based on the compensation committee’s assessment of fiscal year 2017 financial performance, and the Company’s historical relative performance to the compensation peers on revenue growth, operating margin, and relative total shareholder return. After the adjustment to the pool is made, equity grants are allocated to individual executives.

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Performance-Based Stock Units: 50% of equity for the CEO (and 30% for the other NEOs) will be granted as performance stock units. The performance stock units will be based on an objective assessment of key strategic priorities for fiscal year 2018 as well as a three-year total shareholder return metric.

•	Enhanced governance practices and process: The Board implemented, at the recommendation of the compensation committee, a number of changes to enhance our governance practices and process, including:

•	adoption of stock ownership guidelines for executive officers and non-employee directors;

•	adoption of a formal compensation clawback policy; and

•	engagement of a new, independent compensation consultant.

Corporate Governance Best Practices

•	We link pay and performance by establishing corporate performance objectives under our fiscal year 2017 bonus plan and granting a substantial portion of pay in the form of equity awards.

•	We do not have employment agreements with our NEOs that provide for automatic or scheduled increases in base salary.

•	We have adopted stock ownership guidelines for our NEOs.

•	We have adopted a clawback policy for performance-based compensation paid to our NEOs.

•	We have double-trigger change in control provisions in our NEO severance agreements.

•	We have retained an independent compensation consultant to assist our compensation committee.

•	We do not pay special benefits to NEOs.

•	We maintain an anti-hedging and anti-pledging policy that applies to all of our executive officers.

•	We conduct annual “say-on-pay” advisory votes.

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate and individual objectives set at the beginning of each year;

•	creates long-term incentives for management to increase shareholder value by having a significant portion of compensation tied to our long-term success; and

•	provides total compensation that is fair, reasonable and competitive.

The primary components of compensation for our NEOs are base salary, performance-based annual cash bonuses, equity-based compensation and severance and change of control benefits.

In transitioning from a private company following our initial public offering in 2012, we have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, growth and other factors. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2017, which assists our compensation committee in determining executive compensation. Over the last few years, we have considered and used different types of equity awards to grant our NEOs, as we strive to establish the appropriate mix that continues to provide for emphasis on pay for performance, compensation that is competitive with the market, and appropriate incentive to drive our business success and retain our key talent. Consistent with our continued focus on performance, our compensation committee and the board of directors have not made adjustments to our NEOs’ base salaries since our initial public offering, except in the case of the appointment of a new executive officer.

The Role of the Compensation Committee and Board of Directors

The compensation committee of the board of directors (the “compensation committee”) is responsible for the executive compensation programs for our executive officers. Typically, the compensation committee reports to the board of directors on its discussions and recommends to the board of directors the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends. The board of directors (or the independent members regarding Chief Executive Officer (“CEO”) compensation) typically makes the final decisions regarding executive compensation.

The Role of Management

Our CEO and Chief Financial Officer (“CFO”) typically make recommendations to our compensation committee, attend compensation committee meetings and are involved in the process for setting our executive officers’ compensation, provided that neither our CEO nor our CFO makes recommendations as to his own compensation. Our compensation committee considers their recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the board of directors as to each executive officer’s total compensation, as well as each individual compensation component. Our CEO and CFO attend compensation committee meetings as requested by the compensation committee, provided that each of our CEO and CFO is not present when his own compensation is discussed.

The Role of the Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2017, our compensation committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to provide compensation consulting services and Semler Brossy served at the discretion of compensation committee. Semler Brossy provided services to the compensation committee for fiscal year 2017, including presenting market data, including our compensation peer group companies (as described further below) to the compensation committee; analyzing our NEOs’ salary and short-term incentive and equity incentive compensation in relation to market data; assisting the compensation committee with updating our equity incentive program to place greater emphasis on sustained long-term growth and to create incentive to achieve key strategic goals; assisting the compensation committee with a risk assessment; and attending compensation committee meetings as requested by the compensation committee.

Peer Companies

In setting executive compensation for fiscal year 2017, our compensation committee considered the compensation data gathered by Semler Brossy for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. The Company’s peer group used for determining executive compensation for fiscal year 2017 consisted of the following 14 companies:

3D Systems	Monolithic Power Systems
Cavium	Power Integrations
Cognex	Rambus
Integrated Device Technology	Semtech
Intersil	Silicon Laboratories
InvenSense	Tessera Technologies
M/A-Com Technology Solutions Holdings	Universal Display

Generally, the compensation peer group is determined based on technology companies in the semiconductor and semiconductor equipment and electronic components industries that are of comparable size to the Company and have achieved profitability. The compensation committee regularly reviews the list of companies in our compensation peer group to ensure that they represent comparable peers.

The compensation committee reviewed and considered the analysis provided by Semler Brossy, but did not set or consider specific benchmarks in determining fiscal year 2017 executive compensation. Semler Brossy’s analysis of the Company’s financial performance relative to the peer group indicted that the Company’s 1-year and 3-year performance for revenue, operating margin and total shareholder return all fell at or above the 70th percentile as compared to the compensation peer group for the periods through the end of the Company’s fiscal year 2016.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based cash bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and equity compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis. Our board of directors, led by our compensation committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our executive officers. In reviewing and setting the executive compensation for fiscal year 2017, our board of directors relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members and its assessment of each executive officer’s role and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on the scope of their responsibilities, experience, performance and contributions, and our compensation committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

Based substantially on the Company’s philosophy of emphasizing variable pay based on Company performance, base salaries for our NEOs have remained unchanged since our initial public offering in October 2012 (or the NEO’s later appointment as an officer, as applicable). The following table sets forth the annual base salary for each of our NEOs for fiscal year 2017:

Name	Fiscal Year 2017 Base Salary
Fermi Wang	$340,000
George Laplante	$320,000
Les Kohn	$320,000
Christopher Day	$245,000
Michael Chen (1)	$208,900

(1)	Mr. Chen is paid in Taiwan. His salary for fiscal year 2017 remained consistent in Taiwan dollars with his salary for fiscal year 2016.

Performance-Based Cash Bonuses

Our executive officers are eligible to receive cash bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual cash bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual objectives. An annual bonus pool for employees and executives is established by the board of directors at the time the Company’s annual operating budget is approved by the board. In establishing the bonus plan for fiscal year 2017, we deemed it appropriate to link compensation to our actual financial performance. Consistent with the prior fiscal years, these performance goals included annual revenue and annual operating profit, before bonus accruals, of the Company which goals were equally weighted.

Bonus Opportunity. The overall target pool size for the executive team was set at a level consistent with the size of the executive bonus pool under the fiscal 2016 bonus plan. Individual allocation of the pool to executive officers for fiscal year 2017, including our NEOs, varied slightly from the prior year. Changes were made to maintain market competitiveness, recognize individual performance, skills, experience, and criticality of the position to the Company. Allocation for all NEOs is within 1% of the pool allocation in fiscal year 2016.

Name	Fiscal Year 2016 Share of Bonus Pool	Fiscal Year 2017 Share of Bonus Pool
Fermi Wang	27.5%	27.5%
George Laplante	12.7%	12.0%
Les Kohn	12.8%	13.5%
Christopher Day	6.5%	6.2%
Michael Chen	6.9%	6.4%
Other Executives (Not Named Executive Officers)	33.6%	34.4%

Corporate Performance Goals. Consistent with recent years, performance goals under the fiscal 2017 bonus plan included annual revenue and annual operating profit, before bonus accruals, which were equally weighted. These performance objectives were chosen because the compensation committee and board of directors believe that these are important financial metrics that reflect our performance as a growing company. While revenue growth remained an important focus for the Company’s overall growth and business success, the operating profit goal also was important to ensure that such top-line growth was balanced with efforts in achieving profitable growth and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our operating income less the impact of stock-based compensation and the associated tax impact. For fiscal year 2017, we set a challenging revenue target of $341.5 million, representing 8% growth over fiscal year 2016 and an implied 3-year revenue growth rate of 116%. For fiscal year 2017, we set an operating income target of $112.5 million. In setting these targets, the compensation committee and board of directors considered our then current operating plan for fiscal 2017, then current forecasts and projections, as well as prevailing industry conditions, and intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance.

At target achievement of the performance goals, 100% of approved bonus pool would become funded and available for payment to executives. Maximum achievement of the performance goals would result in 135% of the bonus pool becoming payable. Threshold performance would result in 70% of approved bonus pool being funded. Failure to achieve the threshold performance goals would result in none of the bonus pool becoming payable. Payouts between performance targets is based on a linear interpolation. Under our fiscal year 2017 bonus plan, our compensation committee and board of directors has the discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses. No upward discretionary adjustments were made for fiscal 2017.

For fiscal 2017, we fell short of the target revenue goal by approximately 9%, but exceeded the operating income target by approximately 4%. As a result, bonuses were paid out below target.

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	50%	$341.5	$310.3	76%
Operating Income	50%	$112.5	$117.2	113%

Total	100%			95%

Actual Fiscal Year 2017 Bonus Payments. As a result of the 95% target pool funding, and the individual pool allocation outlined above, our NEOs received the following bonuses for fiscal year 2017:

Name	Fiscal Year 2017 Bonus
Fermi Wang	$604,495
George Laplante	$263,780
Les Kohn	$296,752
Christopher Day	$136,286
Michael Chen	$140,683

Equity Incentive Awards

Equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to retain executive officers through the use of time-based vesting while tying our long-term financial performance and shareholder value creation to the executive officer’s financial gain. We believe that both time-based vesting and shared financial success are long-term incentives that motivate our executive officers to grow revenue and earnings, enhance shareholder value and align the interests of our shareholders and executives. The vesting feature of our equity awards contributes to executive officer retention as this feature provides an incentive to our executive officers to remain employed during the vesting period.

Typically, stock awards are granted effective two trading days after our quarterly earnings call that discusses our most recently ended fiscal quarter financial results. The compensation committee and board of directors believe that the granting of awards after the trading window opens several days following the earnings call helps to reduce the risk that awards coincide with the possession of material, non-public information.

Change in Grant Timing Results in No Awards for Fiscal 2017. Prior to fiscal 2017, equity award decisions were typically made in our third fiscal quarter. In fiscal year 2017, it was decided that equity awards for executives would be made at the beginning of the fiscal year instead of the third fiscal quarter. Due to this change in timing, no equity intended to compensate for fiscal 2017 was granted to our NEOs in fiscal 2017.

Award Payouts Related to 2016 Compensation: No equity was granted in fiscal 2017 for fiscal 2017 compensation; however, there were two fiscal 2016 programs for which performance was certified in fiscal 2017.

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Special CEO Option Award: In October 2015, as part of fiscal 2016 compensation, we established a program under which our CEO could be granted a special option award. The one-time grant was established to reward our CEO for the Company’s exceptional performance to date in fiscal 2016 and to align our CEO’s compensation with chief executive officers of our compensation peers. The award was designed such that it would only vest if fiscal 2016 revenue and net income beat the operating plan. Due to the Company’s strong performance in fiscal 2016, this award was granted in fiscal 2017 and is shown in the grants of plan based awards table below as fiscal 2017 compensation, although it was intended to compensate for fiscal 2016.

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Performance-Based RSU Award: In October 2015, as part of fiscal year 2016 compensation program, we also established a performance-based equity pool that potentially would pay out in RSUs. A total of 70% of the program was based on the Company’s 2016 performance and 30% was based on 2017 performance. The 2017 portion of the pool had a threshold of 15% revenue growth for fiscal year 2017, which the Company believed would be challenging to achieve when the program was established. We did not achieve the 15% revenue growth target in fiscal 2017 and, as a result, no RSUs for 2017 performance were awarded.

Go Forward Long-Term Incentive Design: As part of our holistic review of compensation programs in fiscal 2017 we updated our annual equity grant structure, which will be used for fiscal 2018 and going forward. The modifications were a result of feedback received from proxy advisory firms, our independent compensation consultant, and our review of current market practices. The change in design is intended to further focus executive officers on sustained long-term growth in the coming years and to create a significant incentive to achieve key strategic priorities. Under the new design, 50% of equity for the CEO (and 30% for other NEOs) will be granted as performance stock units that will be based on objective assessment of key strategic priorities as well as a three-year total shareholder return metric. The initial equity grants to our NEOs under this modified structure were made in March 2017 and will be reflected in fiscal 2018 compensation.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Laplante, Kohn and Day, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused in such circumstances, rather than the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans applicable to the country in which he is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees.

We do not offer excessive perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Anti-hedging and Anti-pledging

Under our insider trading policy, our NEOs are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines

In March 2017, we established stock ownership guidelines applicable to our NEOs and non-employee directors. The guidelines promotes share ownership by requiring NEOs and non-employee directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer

As of March 31, 2017, all of our NEOs and non-employee directors satisfy their equity ownership requirements.

Clawback Policy

Our board of directors has adopted an Executive Compensation Clawback Policy. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any cash bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.

Accounting and Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to any and each of our Chief Executive Officer and three other highest paid officers in office, excluding our Chief Financial Officer, at year end. However, qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met and, in addition, certain compensation may be excluded from the deduction limitation during the first several years after an initial public offering, if certain requirements are met. We intend to review periodically the consequences of Section 162(m), and expect to balance the desirability of having compensation qualify for deductibility with our need to maintain flexibility in structuring our executive compensation programs. As a result, we have not adopted and currently do not expect to adopt a policy requiring that all compensation be deductible.

We account for equity compensation paid to our employees under applicable accounting guidance for stock-based compensation arrangements, which requires us to estimate and record an expense over the service period of the award. Accordingly, stock-based compensation cost is measured and recorded at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our compensation committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long term company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer unusual benefits or special perquisites.

REPORT OF THE COMPENSATION COMMITTEE2

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

Andrew Verhalen (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal 2017

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers during the 2017 fiscal year ended January 31, 2017. We refer to these executive officers in this proxy statement as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Stock Option Awards ($)(1)(2)		Restricted Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Feng Ming (Fermi) Wang,	2017	340,000		807,385	(5)	—	604,495	—	1,751,880
Chairman of the Board of Directors, President and Chief Executive Officer	2016 2015	340,000 340,000		— 820,210		5,367,941 3,269,280	625,000 425,000	— —	6,332,941 4,854,490

Leslie Kohn	2017	320,000		—		—	296,752	5,000	621,752
Chief Technology Officer and Director	2016 2015	320,000 320,000		— 464,785		2,561,414 1,852,592	292,000 200,000	9,000 3,000	3,182,414 2,840,377

George Laplante,	2017	320,000		—		—	263,780	—	583,780
Chief Financial Officer and Secretary	2016 2015	320,000 320,000		— 444,280		2,451,135 1,770,860	290,000 200,000	— —	3,061,135 2,735,140

Yun-Lung (Michael) Chen	2017	208,900	(6)	—		—	140,683	—	349,583
Vice President, Business Development	2016 2015	234,000 223,374		— 181,130		1,017,213 721,966	158,000 110,000	— —	1,409,213 1,236,470

Christopher Day	2017	245,000		—		—	136,286	3,000	384,286
Vice President, Marketing and Business Development	2016 2015	245,000 245,000		— 150,372		876,259 599,368	148,000 100,000	4,000 —	1,273,259 1,094,740

(1)	The dollar amounts in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity granted during the fiscal years ended January 31, 2017, 2016 and 2015. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2017, as filed with the SEC on March 30, 2017.
(2)	Due to a change in the timing of making equity grants to our executive officers, no equity awards were made to executives to compensate for fiscal 2017, as discussed above in the “Compensation Discussion and Analysis.”
(3)	Reflects performance-based cash bonuses paid to our executive officers for performance in fiscal years 2015 – 2017.
(4)	Reflects payments made under our patent incentive program.
(5)	The stock option award was granted in fiscal year 2017 but intended to compensate for fiscal year 2016 performance, as discussed above in the “Compensation Discussion and Analysis.”
(6)	Mr. Chen is paid in Taiwan. His salary for fiscal year 2017 remained consistent in Taiwan dollars with his salary for fiscal year 2016.

Grants of Plan-Based Awards

The following table shows, for each of the named executive officers, certain information concerning all plan-based awards made in fiscal year ended January 31, 2017. This information supplements the information about these awards set forth in the Summary Compensation Table. Prior to our 2017 fiscal year, equity award decisions were made in our third fiscal quarter. In fiscal year 2017, it was decided that equity awards for executive officers would be made at the beginning of the fiscal year. Due to this change in timing, no equity intended to compensate for fiscal year 2017 was granted in fiscal 2017.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Fermi Wang	3/7/2016	445,000	635,000	860,000	—	50,000	(3)	41.36	807,385

Les Kohn	—	219,000	296,000	422,000	—	—		—	—

George Laplante	—	194,000	278,000	375,000	—	—		—	—

Michael Chen	—	104,000	148,000	200,000	—	—		—	—

Christopher Day	—	100,000	143,000	194,000	—	—		—	—

(1)	Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the fiscal 2017 bonus plan assuming each NEO received the percentage of the bonus pool that was awarded to the individual for fiscal 2017. No amounts would be earned for failure to achieve the threshold goals. Actual amounts paid out to the executive officers are included in the “Summary Compensation Table” above.
(2)	The dollar amounts in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.
(3)	The shares subject to the stock option award vest over a three and one-half year period commencing on March 15, 2016, with 1/42 of the shares vesting on a monthly basis.

Option Exercises and Stock Vested

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the named executive officers during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	—	—	71,179	$3,803,067
Les Kohn	—	—	41,500	$2,203,471
George Laplante	40,000	$2,369,200	36,048	$1,922,595
Michael Chen	—	—	16,532	$878,531
Christopher Day	7,989	$412,586	14,344	$762,625

(1)	The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers at the end of fiscal year 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	104,444	—		$2.93	7/9/2018
	111,110	—		$6.62	10/28/2019
	66,666	—		$8.82	11/02/2020
	44,444	—		$8.82	8/29/2021
	21,000	15,000	(3)	$38.92	9/7/2024
	11,904	38,096	(4)	$41.36	3/06/2026	15,750	(5)	$781,358
						36,750	(6)	$1,823,168
						20,625	(7)	$1,023,206
						51,530	(8)	$2,556,403

Les Kohn	4,445	—		$8.82	8/29/2021
	11,900	8,500	(3)	$38.92	9/7/2024	10,500	(5)	$520,905
						20,825	(6)	$1,033,128
						9,865	(7)	$489,403
						24,645	(8)	$1,222,638
George Laplante	34,912	—		$8.82	3/7/2021
	3,148	—		$8.82	8/29/2021
	11,375	8,125	(3)	$38.92	9/7/2024	7,785	(5)	$390,679
						19,907	(6)	$987,586
						9,416	(7)	$467,128
						23,525	(8)	$1,167,075

Michael Chen	2,037	—		$3.20	7/08/2019
	5,555	—		$8.82	11/02/2020
	8,289	—		$8.82	8/29/2021
	5,241	—		$9.99	7/9/2022
	2,649	3,314	(3)	$38.92	9/7/2024	3,938	(5)	$195,364
						8,116	(6)	$402,635
						3,886	(7)	$192,784
						9,709	(8)	$481,663

Christopher Day	1,071	—		$9.99	7/9/2022
	550	2,750	(3)	$38.92	9/7/2024	3,282	(5)	$162,820
						6,738	(6)	$334,272
						3,363	(7)	$166,838
						8,402	(8)	$416,823

(1)	Vesting of each option is contingent upon the executive officer’s continued service.
(2)	The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the NASDAQ Global Market on January 31, 2017, which was $49.61, and the number of shares pursuant to the applicable stock option or restricted stock unit award grant.

(3)	The shares subject to the stock option vest over a four-year period commencing on September 8, 2014, with 1/48 of the shares vesting on a monthly basis.
(4)	The shares subject to the stock option vest over a three and one-half year period commencing on March 15, 2016, with 1/42 of the shares vesting on a monthly basis.
(5)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2013, with 1/16 of the shares vesting on a quarterly basis.
(6)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2014, with 1/16 of the shares vesting on a quarterly basis.
(7)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2015, with 1/16 of the shares vesting on a quarterly basis.
(8)	The shares subject to each stock award vest over three and one-half years commencing on March 15, 2016, with 1/14 of the shares vesting on a quarterly basis.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our named executive officers as that would be inconsistent with our egalitarian corporate culture.

Potential Payments upon Termination or Change in Control

Severance Arrangements

Upon a termination of a named executive officer by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such named executive officer is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Laplante and Kohn) or 50% (Mr. Day) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Laplante and Kohn) or six months (Mr. Day) of vesting of outstanding options and RSU awards to the extent such equity grants vest based solely on service to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Laplante and Kohn) or six months (Mr. Day) after the date of termination.

Change of Control Arrangements

Upon a termination of a named executive officer by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our named executive officers are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Laplante and Kohn) or 50% (Mr. Day) of outstanding options and RSU awards to the extent such equity grants vest based solely on services to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

In addition to the foregoing benefits, Dr. Wang and Messrs. Laplante and Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Mr. Day constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires more than 50% of the value of our assets over a twelve-month period; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days after the occurrence of: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that increases his one-way commute by more than 30 miles from our then-current location; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure; provided that the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each named executive officer’s termination of employment with our company occurred on January 31, 2017 or in the event that a qualifying termination of employment in connection with a change of control of our company occurred on January 31, 2017, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Potential Payments upon Termination or Change in Control

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$340,000	$340,000
Cash Severance Attributable to Bonus	635,000	635,000
Acceleration of Stock Options (1)	214,067	474,642
Acceleration of RSUs and RSAs (2)	3,124,835	6,184,135
Continued Health Benefits (3)	32,450	32,450

Total	$4,346,352	$7,666,227

Les Kohn
Cash Severance Attributable to Salary	$320,000	$320,000
Cash Severance Attributable to Bonus	296,000	296,000
Acceleration of Stock Options (1)	54,519	90,865
Acceleration of RSUs and RSAs (2)	1,733,806	3,266,074
Continued Health Benefits (3)	22,400	22,400

Total	$2,426,725	$3,995,339

George Laplante
Cash Severance Attributable to Salary	$320,000	$320,000
Cash Severance Attributable to Bonus	278,000	278,000
Acceleration of Stock Options (1)	52,114	86,856
Acceleration of RSUs and RSAs (2)	1,549,235	3,012,468
Continued Health Benefits (3)	22,400	22,400

Total	$2,221,749	$3,719,724

Christopher Day
Cash Severance Attributable to Salary	$122,500	$245,000
Cash Severance Attributable to Bonus	143,000	143,000
Acceleration of Stock Options (1)	8,819	14,699
Acceleration of RSUs and RSAs (2)	310,134	540,377
Continued Health Benefits (3)	16,200	32,400

Total	$600,653	$975,476

(1)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of an ordinary share on January 31, 2017, which was $49.61, and the per share exercise price of the unvested shares subject to acceleration.
(2)	The value of accelerated RSUs and RSAs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on January 31, 2017, which was $49.61.
(3)	Represents the aggregate premium payments that would be required to be paid to or on behalf of the named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2017) for the period available to the executive.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board.

Cash Retainers. During our fiscal year 2017, our non-employee directors received an annual retainer of $35,000, prorated for partial service in any year and paid in cash. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively and the individual acting as lead independent director, if any, receives an additional $15,000 annually. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. Since our initial public offering in 2012, we have made incremental changes to the stock compensation awarded to our non-employee directors to adopt practices that are appropriate in light of our business, industry, growth and other factors. At the time of our initial public offering, we established a stock compensation program under which a non-employee director would be granted an initial stock option and RSU award upon first becoming a member of the Board, which awards would vest ratably over four years. Under the program established in 2012, each continuing non-employee director received annual grants of a stock option and a RSU award, with each award vesting ratably over 12 months. In fiscal year 2016, our compensation committee simplified the equity compensation for continuing non-employee directors by granting only a RSU award for 4,611 shares, which had substantially the same grant date fair value as the equity awards granted to the non-employee directors in fiscal year 2015. In fiscal year 2017, following consultation with our compensation consultant, our compensation committee determined to further simply the equity compensation program for our non-employee directors. For fiscal year 2017, the compensation committee determined to grant each continuing non-employee director a RSU award with a value of $200,000, which was 14% less than the value of the awards granted to directors in fiscal year 2016. This RSU award vests quarterly over 12 months commencing September 15, 2016. In addition, in fiscal year 2017 the compensation committee eliminated the fixed initial equity awards for new non-employee directors joining the Board that was established in 2012.

In March 2017, the Board, upon the recommendation of the compensation committee, approved an amendment to the Company’s 2012 Equity Incentive Plan (the “Plan”) to establish an annual limit of $500,000 on the total value of equity compensation that may be paid to each continuing non-employee director under the Plan.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. In March 2017, the Board adopted stock ownership guidelines applicable to executive officers and our non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $175,000. As of January 31, 2017, all of our non-employee directors satisfy the equity ownership guidelines.

Director Compensation for Fiscal 2017

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2017. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Chenming C. Hu	$51,000	$200,028	(3)	$251,028
Christopher B. Paisley	$50,000	$200,028	(4)	$250,028
D. Jeffrey Richardson	$50,500	$200,028	(5)	$250,528
Lip-Bu Tan	$62,000	$200,028	(6)	$262,028
Andrew W. Verhalen	$49,000	$200,028	(7)	$249,028

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2017.
(2)	Represents restricted stock unit awards for 2,904 ordinary shares granted on September 6, 2016.
(3)	As of January 31, 2017, Dr. Hu held unexercised options to purchase 6,667 shares, and 2,178 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(4)	As of January 31, 2017, Mr. Paisley held unexercised options to purchase 26,777 shares, and 2,178 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(5)	As of January 31, 2017, Mr. Richardson held unexercised options to purchase 16,111 shares, and 4,262 shares expected to vest and be delivered pursuant to outstanding restricted stock unit awards.
(6)	As of January 31, 2017, Mr. Tan held unexercised options to purchase 18,055 shares, and 2,178 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(7)	As of January 31, 2017, Mr. Verhalen held unexercised options to purchase 11,110 shares, and 2,178 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2018 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than January 25, 2018. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2018 Annual Meeting of Shareholders will be ineligible for presentation at the 2018 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054 or make a request by e-mail at ir@ambarella.com, and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2017

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 27, 2017

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors recommends a vote FOR all listed nominees, and a vote FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Leslie Kohn	☐	☐	02 - D. Jeffrey Richardson	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Ambarella, Inc.’s independent registered public accounting firm for the fiscal year ending on January 31, 2018.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of Ambarella, Inc.’s named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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∎	1 U P X	+

02LAZB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ambarella, Inc.

Notice of 2017 Annual Meeting of Shareholders

3101 Jay Street, Santa Clara, CA 95054

Proxy Solicited by Board of Directors for Annual Meeting – June 7, 2017

Feng-Ming (Fermi) Wang, George Laplante and Michael Morehead, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 7, 2017 at 9:00 am Pacific Time, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the same manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board’s recommendations on the reverse side.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)